EXHIBIT 99.1

     $TDCH, 30DC Announces Fiscal 2014 Fourth Quarter and Full Year Results

          Business Model Shifting Towards Internally Developed Digital and eCommerce related Products and Services

       Full Year Fiscal 2014 Products and Services Revenue Increased 186%
                                       vs
                           Same Period in Fiscal 2013

           MagCast Related Revenue Increased 161% in Fiscal Year 2014

                 Market ProMax and Ultimate Product System Sales
                       Increased 726% in Fiscal Year 2014

New York, NY, October 15, 2014, 30DC, Inc. (OTCQB: TDCH), a provider of web-based tools for the monetization of digital content, today announced that during its fiscal fourth quarter and full fiscal year periods ended June 30, 2014, the Company, recognized revenues of $379,394 and $2,795,633 respectively from continuing operations compared to $408,963 and $1,467,817 during the fourth quarter and fiscal full year periods ended June 30, 2013. Revenues from continuing operations were from the following sources during the fiscal fourth quarter ended June 30, 2014 compared to June 30, 2013

                           Three Months       Three Months
                               Ended             Ended            Increase or
                           June 30, 2014     June 30, 2013        (Decrease)
                          ----------------- ----------------- ------------------
Revenue
  Commissions             $         21,312  $         58,574  $         (37,262)
  Subscription Revenue              25,794             1,451             24,343
  Products and Services            332,288           321,438             10,850
  Seminars and Mentoring                 -            27,500            (27,500)
                          ----------------- ----------------- ------------------
   Total Revenues         $        379,394  $        408,963  $         (29,569)
                          ----------------- ----------------- ------------------


                           Full Year Ended   Full Year Ended     Increase or
                            June 30, 2014     June 30, 2013       (Decrease)
                          ----------------- ----------------- ------------------
Revenue
  Commissions             $         79,594  $        251,106  $        (171,152)
  Subscription Revenue              25,794            16,121              9,673
  Products and Services          2,689,885           940,506          1,749,379
  Seminars and Mentoring                 -           260,084           (260,084)
                          ----------------- ----------------- ------------------
   Total Revenues         $      2,795,633  $      1,467,817  $       1,327,816
                          ----------------- ----------------- ------------------

For the fiscal year ending June 30, 2014 revenues from continuing operations increased 90.46%. The $1,327,816 increase in products and services revenue was primarily due to the timing of the re-launch promotion of the MagCast Publishing Platform in August 2013 which had sales exceeding $1.5 million. The prior MagCast launch was in June 2012 just before the start of the year ended June 30, 2013 and there was no launch in that year.

For the fourth quarter ending June 30, 2014 revenues from continuing operations decreased by 7.23% which was due to a decrease in affiliate commissions earned from third parties and seminars and mentoring income both of which reflect the Company's focusing and developing and marketing 30DC's own products and services.

According to Ted Greenberg, 30DC's CFO, the financials results validates the company's decision to focus on internally developed products and services in which the company sees significant potential future growth opportunities. Over the last two years the company has migrated from earning commissions from third party products to the development digital and eCommerce related products and services that the company sees as potential scalable business opportunities.

MagCast was launched in May 2012 and initially marketed to existing 30DC customers who wanted to market to the growing base of Apple i-Pad users. MagCast Version 4 released in June 2013 included a version designed to be read on iPhones which increased the potential audience for our potential customers to reach from 150 million to 650 million potential customers. MagCast version 6 released in July 2014 enables customers to publish on Google Play where their digital magazine is available to users of Android Devices. Combined revenue for MagCast related products and services was $2,340,271 for the fiscal year ended June 30, 2014 compared to $894,955 in the same period in the prior fiscal year an increase of 161%.

MagCast was initially sold to the Company's historical and existing customer base, Internet marketers. Though 30DC will continue to pursue this market, the company sees larger opportunities in expanding MagCast's reach to broader markets, including small content publishers who are mainly interested in content, corporations (primarily small to medium size) who want to publish communications such as annual reports, brochures and catalogues, and corporate resellers through its MagCast Certified Professionals (MCP) program.

During the fiscal fourth quarter the Company began to see a significant revenue ramp up for Market ProMax the Company's second major platform, as a result of the development of the Ultimate Product System a training program used in conjunction with the Market ProMax platform. Combined revenue for Market ProMax and Ultimate Product System was $259,507 for the year ended June 30, 2014 compared to $31,404 in the prior fiscal year an increase of 726%. The company hopes to further expand on its growth strategy in the near future.

Operating Expenses from continuing operations were $449,959 and $2,843,828 respectively, for the three months and year ended June 30, 2014, compared to $504,443 and $2,036,404 for the same periods in the prior fiscal year.

Net loss was $(53,358) or $(.00) per share, and net income $58,918, or $.00 per share, for the fourth quarter and fiscal year ended June 30, 2014, compared to a loss of $(35,310), or $(.00) per share, and a loss of $(407,642) or $(.00) per share, for the same periods of fiscal 2013. The increase in net income during fiscal 2014 compared to the same period in the prior fiscal year was primarily due to the effect of increased sales of the MagCast Publishing Platform.

30DC ended fiscal year 2014 with $102,684 of cash and $716,127 of shareholders' equity. The Company currently has 76,853,464 common shares outstanding which reflects the redemption of 10,560,000 shares during the year as part of the divestiture of the Immediate Edge business. Operating results for the Immediate Edge for all periods reported in the June 2014 10K have been reclassified to discontinued operations and are not included in the above numbers for continuing operations.

About 30DC, Inc.

30DC provides  web-based  tools for the  monetization  of digital  content.  For
addition   information  on  30DC,   please  download  a  corporate  fact  sheet:
http://30dcinc.com/investors/news.

30DC Investor Relations Magazine

30DC Investor Relations Magazine is a free publication available in the Google Play Store and on Apple Newsstand by subscription only. The latest issue can be downloaded now via the following links:

Google:

https://play.google.com/store/apps/details?id=com.bdidfeidjj.ibbbdidfeidjj

Apple Newsstand:

https://itunes.apple.com/us/app/30dcir-mag/id737655178?mt=8

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements.

Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional information:
Greg Laborde. 30DC, Inc.
Phone: 212-962-4400 Ext 82
E-mail: greg.laborde@30dcinc.com or
visit http://www.30dcinc.com
Source: 30DC, Inc.